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                                                                   EXHIBIT 10.19



                         FIRST AMENDMENT TO OFFICE LEASE

         THIS FIRST AMENDMENT TO OFFICE LEASE (this "First Amendment") is entered into as of the 28th day of March, 2000, by and between CRESCENT REAL ESTATE FUNDING I, L.P., a Delaware limited partnership ("Landlord"), and MARCUS & PARTNERS, L.P., a Delaware limited partnership ("Tenant").

                                   RECITALS:

         A. Landlord and Tenant executed that certain Office Lease dated May 20, 1999 (the "Lease"), covering certain space therein designated as Suite 800, containing approximately 7,922 RSF (the "Original Premises"), located on the 8th floor of an office building commonly known as The Crescent(R), and located at 300 Crescent Court, Dallas, Dallas County, Texas 75201 (the "Building"). Unless otherwise expressly provided herein, capitalized terms used herein shall have the same meanings as designated in the Lease.

         B. Landlord and Tenant desire to amend and modify the Lease in certain respects as provided herein.

                                  AGREEMENT:

         In consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby amend and modify the Lease as follows:

         1. Premises. The Lease is hereby modified and amended, effective as of the Expansion Space Commencement Date (hereinafter defined), to include an additional 1,455 RSF located on the 8th floor of the Building (the "Expansion Space") as shown on Exhibit A attached hereto. The term "Expansion Space Commencement Date" shall mean the date which is ninety (90) days after the execution of this First Amendment by both Landlord and Tenant, but if Tenant takes possession of the Expansion Space for the conduct of business before such date, then the Expansion Space Commencement Date shall be the date Tenant in fact occupies the Expansion Space. From and after the Expansion Space Commencement Date, the term "Premises" wherever used in the Lease or in this First Amendment shall mean the Original Premises, together with the Expansion Space, collectively consisting of 9,377 RSF. Tenant hereby acknowledges that the Expansion Space is leased by Tenant subject to all terms and conditions of the Lease, as modified by this First Amendment.


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         2. Base Rent. The Lease is hereby modified and amended to provide that effective as of Expansion Space Commencement Date, and continuing through and including July 31, 2004, (i) Tenant's Share shall be increased to include the RSF of the Expansion Space, and (ii) the Base Rent due and payable for the Expansion Space shall be as follows:

      Rental Period        Annual Base Rental Rate/RSF        Monthly Base Rent
      -------------        ---------------------------        -----------------
      ESCD   to 7/31/00    $31.00                             $3,758.75
      8/1/00 to 7/31/01    $32.00                             $3,880.00
      8/1/01 to 7/31/02    $33.00                             $4,001.25
      8/1/02 to 7/31/03    $34.00                             $4,122.50
      8/1/03 to 7/31/04    $35.00                             $4,243.75

      *ESCD = Expansion Space Commencement Date

         Base Rent for any partial month shall be pro-rated on a daily basis. The Base Rent for the Expansion Space shall be paid in addition to the Base Rent for the Original Premises, and all rental shall be payable in accordance with the terms and provisions of the Lease.

         3. Parking. In addition to any existing parking rights and obligations of Tenant under the Lease, Tenant shall take and pay for four (4) additional unreserved parking permits in the parking structure associated with the Project at Landlord's quoted monthly contract rate (as set from time to time), plus any taxes thereon in accordance with the terms and provisions of the Lease. Tenant shall have the right to convert up to two (2) unreserved permits to reserved permits providing access to the parking structure associated with the Project in locations determined by Landlord, in its sole discretion. During the initial Term (and, if applicable, during any renewal or extension term of the Lease), Tenant shall pay Landlord its quoted monthly contract rate (as set from time to time) for such reserved permits in the designated garage, plus any taxes thereon.

         4. Leasehold Improvements. Provided no event of default has occurred, Landlord agrees to (i) construct leasehold improvements in and upon the Expansion Space, (ii) contribute a sum not to exceed $3,884.85 (calculated on the basis of $2.67 per RSF in the Expansion Space) towards the cost of constructing such leasehold improvements, in accordance with the Construction Agreement attached hereto as Exhibit B.

         5. Broker. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with this First Amendment. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party.

         6. Time of the Essence. Time is of the essence with respect to Tenant's execution and delivery of this First Amendment to Landlord. If Tenant fails to execute and deliver a signed copy




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of this First Amendment to Landlord by 5:00 p.m. (Dallas, Texas time), on March
31, 2000, it shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord's acceptance, execution and return of this document shall constitute Landlord's agreement to waive Tenant's failure to meet the foregoing deadline.

         7. Miscellaneous. This First Amendment shall become effective only upon full execution and delivery of this First Amendment by Landlord and Tenant. This First Amendment contains the parties' entire agreement regarding the subject matter covered by this First Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this First Amendment. Except as modified by this First Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this First Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

          8. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

                  [Remainder of page intentionally left blank]





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         EXECUTED as of the day and year first above written.

LANDLORD:                               TENANT:

CRESCENT REAL ESTATE FUNDING I, L.P.,   MARCUS & PARTNERS, L.P.,
a Delaware limited partnership          a Delaware limited partnership

By: CRE Management I Corp.,             By: Marcus & Partners Holdings, L.L.C.,
    a Delaware corporation,                 a Delaware limited liability company
    its general partner
                                        By: /s/ JEFFREY A. MARCUS
                                           -------------------------------------
                                        Name: Jeffrey A. Marcus
                                             -----------------------------------
                                        Title:
                                              ----------------------------------





    By: /s/ JOHN L. ZOGG, JR.
       ---------------------------
       John L. Zogg, Jr.
       Vice President--Leasing and
       Marketing




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                                   EXHIBIT A

                           DIAGRAM OF EXPANSION SPACE

                                  THE CRESCENT
                                 FLOORS 4 - 10

                                  [FLOORPLAN]




                                                             EXHIBIT A-1
                                                      FLOOR PLAN OF THE PREMISES




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                                   EXHIBIT B

                             CONSTRUCTION AGREEMENT

         This Construction Agreement is attached as an Exhibit to that certain First Amendment to Office Lease (the "FIRST AMENDMENT") between CRESCENT REAL ESTATE FUNDING I, L.P., as Landlord, and MARCUS & PARTNERS, L.P., as Tenant, for approximately 1,455 RSF of Expansion Space on the 8th floor of The Crescent(R). Unless otherwise specified, all capitalized terms used in this Construction Agreement shall have the same meanings as in the First Amendment.

1.       APPROVED CONSTRUCTION DOCUMENTS.

         (a) Tenant's Information. No later than 3 weeks following Landlord's execution of the First Amendment, Tenant shall submit to Landlord all information necessary for the preparation of complete, detailed architectural, mechanical, electrical and plumbing drawings and specifications for construction of the Work (as defined below) in the Expansion Space, including Tenant's partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, initial provider(s) of Telecommunications Services, doors (including hardware and keying schedule), glass partitions, windows, critical dimensions, structural loads, millwork, finish schedules, and HVAC and electrical requirements, together with all supporting information and delivery schedules ("TENANT'S INFORMATION").

         (b) Construction Documents. Following Landlord's execution of the First Amendment and receipt of Tenant's Information, Landlord's designated architectural/engineering firm shall prepare and submit to Tenant all finished and detailed architectural drawings and specifications, including mechanical, electrical and plumbing drawings (the "CONSTRUCTION DOCUMENTS"). In addition, Landlord shall advise Tenant of the number of days of Tenant Delay (as defined below) attributable to extraordinary requirements (if any) contained in Tenant's Information.

         (c) Approved Construction Documents. Within 5 days after receipt, Tenant shall (i) approve and return the Construction Documents to Landlord, or
(ii) provide Landlord Tenant's written requested changes to the Construction Documents, in which event Landlord shall have the Construction Documents revised (as Landlord deems appropriate) and resubmitted to Tenant for approval within 5 days after receipt. If Tenant fails to provide Landlord Tenant's written requested changes within the applicable 5 day period, Tenant shall be deemed to have approved the Construction Documents. Upon Tenant's approval, the Construction Documents shall become the "APPROVED CONSTRUCTION DOCUMENTS".




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2.       PRICING AND BIDS.

         (a) Estimates. Following receipt of the Approved Construction Documents, Landlord will promptly price the construction of the Work (defined below) in accordance therewith and furnish written price estimates to Tenant.

         (b) Approved Pricing. Upon receipt, Tenant shall promptly review such estimates and complete negotiations with Landlord for any changes or adjustments thereto. Within 5 business days after such receipt, Tenant shall return the estimates with written approval or disapproval to Landlord.

         (c) Competitive Bids. Landlord shall seek 3 competitive bids from general contractors from Landlord's approved bidding list. Landlord hereby approves of James R. Thompson Construction. Only subcontractors from Landlord's approved subcontractor list shall be allowed to work on the mechanical, electrical and plumbing components of the Building. Tenant shall be invited to the bid opening and allowed to participate in the selection of the successful bidder; provided Landlord shall make the final selection of the general contractor.

3.       LANDLORD'S CONTRIBUTIONS.

         (a) Construction Allowance. Landlord will contribute a sum not to exceed $2.67 per RSF in the Expansion Space (the "CONSTRUCTION ALLOWANCE"), towards the cost of constructing the Work (as defined below) in accordance with this Construction Agreement. Payments shall be made directly to Landlord's contractor performing the Work. The cost of all space planning, design, consulting or review services and construction drawings shall be included in the cost of the Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose.

         (b) Unused Allowance. Any allowance made available to Tenant under this Construction Agreement must be utilized for its intended purpose during the initial Term or be forfeited with no further obligation on the part of Landlord.

4.       CONSTRUCTION.

         (a) The Work. Subject to the terms of this Construction Agreement, Landlord agrees to cause permanent leasehold improvements to be constructed in the Expansion Space (the "WORK") in a good and workmanlike manner in accordance with the Approved Construction Documents.

         (b) General Terms. Tenant acknowledges that Landlord is not an architect or engineer, and that the Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will comply with Applicable Law or be free from errors or omissions, nor that the Work will be free from defects, and Landlord will have no liability therefor. Landlord agrees to include



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a provision in the Construction Contract with the contractor that contractor shall comply with all Applicable Laws. In the event of such errors, omissions or defects, and upon Tenant's written request, Landlord will use commercially reasonable efforts to cooperate with Tenant in enforcing any applicable warranties. In addition, unless expressly agreed to in writing by Landlord prior to commencement of the Work, Landlord's approval of the Construction Documents or the Work shall not be interpreted to Waive or otherwise modify the terms and provisions of the Lease.

         (c) Electrical Design Capacity. The following parameters constitute Building Standard electrical design capacity: (i) all general purpose lighting shall be 120 volts and all emergency lighting and night lighting shall be 277 volts; (ii) the connected electrical load of all electrical equipment serving the Premises shall not exceed an average of 4.0 watts per RSF; (iii) no single item or component of electrical equipment shall have a rated electrical load greater than 0.5 kilowatt or require voltage other than 120 volts, single phase (or 110 volts, depending on available service in the Building); and (iv) no electrical equipment shall exceed the safe and lawful capacity of the existing electrical circuit(s) and facilities serving the Premises. Any requirements, services or equipment in excess or contravention of any of the foregoing parameters (or any combination thereof) shall constitute ABS electrical services subject to Landlord's approval and Tenant's compliance with the other applicable provisions of the Lease, specifically including PARAGRAPH 8(d) thereof. However, the cost of purchasing and installing any ABS electrical equipment approved by Landlord (including submeters) shall be paid at Tenant's expense, but may be paid from the Construction Allowance (if any) as part of the Work.

         (d) ADA Compliance. Landlord shall, as an Operating Expense, be responsible for ADA compliance for the base Building, core areas (including elevators, Common Areas, Service Areas and the Project's parking facilities) and all points of access into the Project. Tenant shall, at its expense (which may be paid from the unused portion of the Construction Allowance, if any), be responsible for ADA compliance in the Premises, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its affiliates or Transferees. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant.

         (e) Substantial Completion.

                  (i) Definition. Subject to adjustment under PARAGRAPHS 4(e)(iii) and 4(e)(iv), "SUBSTANTIAL COMPLETION" shall occur, with respect to the Expansion Space, when (A) all of the Work has been completed in accordance with this Construction Agreement and the Approved Construction Documents, to the extent that Tenant would have access to the Expansion Space and would be able to conduct its business in a reasonable manner, and (B) Landlord has obtained final inspection approval from all appropriate regulatory authorities (if required) for the Expansion Space, even though adjustments or corrections may be necessary and Punchlist Items remain to be completed.




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                  (ii) Time of the Essence. Time is of the essence in connection with the obligations of Landlord and Tenant under this Construction Agreement.

                  (iii) Tenant Delay. If Landlord is delayed in achieving Substantial Completion due to a delay caused by a Tenant Party or for any other cause arising from an act or omission of any Tenant Party, including (A) Tenant's request for change orders to the Work, (B) Tenant's failure to timely deliver or approve any required documentation, such as Tenant's Information, if applicable, Construction Documents, pricing estimates, and the like, (C) Tenant's failure to pay any Cost Overruns (as defined below), or (D) Tenant's failure to otherwise respond to any other reasonable Landlord request (collectively, "TENANT DELAY"), Substantial Completion shall be deemed to have occurred on the date Substantial Completion would have been achieved but for such Tenant Delay.

                  (iv) Other Delay. If Substantial Completion is delayed for any reason other than Tenant Delay, Substantial Completion shall occur on the date when actually achieved (subject to adjustment for Tenant Delay).

                  (v) Landlord Liability. Landlord shall not be liable or responsible for any Claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason. However, Tenant's sole and exclusive remedy for any delay in achieving Substantial Completion for any reason other than Tenant Delay shall be the resulting postponement (if any) of the commencement of rental payments under the Lease.

5.       COSTS.

         (a) Change Orders and Cost Overruns. All change orders must be approved (which approval shall not be unreasonably withheld or delayed) in advance in writing by Landlord. Change orders requested by Tenant and approved by Landlord which delay or increase the cost of the Work shall be paid by Tenant within 15 days of receipt of Landlord's invoice therefor (which payment may be required by Landlord prior to commencing construction). Except as otherwise expressly provided in this Construction Agreement, all costs of the Work in excess of the Construction Allowance (collectively, "COST OVERRUNS") shall be paid by Tenant to Landlord within 10 days of Landlord's invoice. Landlord may stop or decline to commence all or any portion of the Work until such payment is received. On or before the Expansion Space Commencement Date, and as a condition to Tenant's right to take possession of the Expansion Space, Tenant shall pay Landlord the entire amount of all Cost Overruns, less any prepaid amounts.




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